Exhibit 99.1

ShotSpotter Reports Second Quarter 2017 Financial Results

NEWARK, CA – August 8, 2017 – ShotSpotter, Inc. (NASDAQ: SSTI), the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence, today reported results for the second quarter ended June 30, 2017.

Second Quarter 2017 Operational Highlights

●	Record quarterly revenues of $5.8 million up 48% from $3.9 million in same period in 2016 and up 28% from the first quarter of 2017.
●	Gross margins increase to 54%, up from 38% in same period in 2016 and up from 41% in the first quarter of 2017.
●	Added 44 net new “go-live” square miles of coverage during the quarter.
●	Raises 2017 revenue guidance to range of $21.5 million to $22.5 million.

Management Commentary

ShotSpotter CEO Ralph Clark noted: “This quarter’s financial results mark our first earnings report as a public company, having gone public June 7, 2017. We continue to grow the presence of our ShotSpotter solutions in cities and their agencies needing an effective and proven way to deal with gun violence. Our 48% revenue growth and improved gross margins reflect the strong execution of our team and the leverage in our business model. By driving top-line revenue growth with disciplined operating expense management, we believe we can continue to serve our customers and communities as we work toward profitability.”

The company also announced a new quarterly metric so that stockholders can gauge progress: net new “go-live” square miles added during the quarter. Net new go-live square miles represent the square miles covered by deployments that were approved by customers during the quarter, both from initial and expanded customer deployments, net of square miles that ceased to be “live” during the quarter.  New square miles reported will include deployed square miles that may have been sold, or booked, in prior quarters.

During the second quarter of 2017, the company added 44 net new “go-live” square miles, of which 14 square miles were included in the approximately 450 square miles reported as of March 31, 2017. As a result, the company had expanded their total public safety customer coverage area to approximately 480 square miles as of June 30, 2017.

“We are still in the early stages of penetrating our market,” continued Mr. Clark. “There are approximately 1,600 domestic and international cities, and 6,800 college campuses, train stations and airports that could benefit from ShotSpotter’s solutions, representing approximately $1.4 billion in potential annual subscription revenues. We believe we are well positioned to capitalize on the strong market opportunity in front of us.”

Second Quarter 2017 Financial Results

Revenues in the second quarter of 2017 increased 48% to a record $5.8 million from $3.9 million in the same period in 2016. The increase in revenues was driven by new customer deployments, mileage expansions with existing customers and strong customer renewal rates.

Gross profit in the second quarter of 2017 increased 110% to $3.1 million (54% of revenue) from $1.5 million (38% of revenue) in the same period in 2016. The increase in both gross profit and gross margin was primarily a result of subscription revenue growth outpacing costs of revenue, a large portion of which are fixed.

Total operating expenses in the second quarter of 2017 increased 12% to $3.3 million from $2.9 million in the same period last year. The increase in operating expenses was due primarily to company headcount growth and the additional cost of preparing to operate and operating as a public company.

Net loss totaled $4.3 million or $1.16 per share (based on 3.7 million basic and diluted weighted average shares outstanding), compared with a net loss of $2.3 million or $1.44 per share (based on 1.6 million basic and diluted weighted average shares outstanding) in the same period in 2016. Included in net loss for the second quarter 2017 was a $3.7 million expense related to the final remeasurement of the company’s preferred stock warrant liability. Excluding this expense, the company’s adjusted net loss would have been approximately $0.6 million, a significant improvement over the similar adjusted net loss of $1.7 million incurred in the same period in 2016, where the preferred stock warrant liability expense was approximately $0.6 million.

As of June 30, 2017, the company had cash and cash equivalents of $35.1 million compared to $2.4 million at the previous quarter end. The company intends to repay its outstanding balance of $13.5 million under the 2015 Term Note, including approximately $0.1 million in early termination fees, during the quarter ending September 30, 2017. The company’s decision to repay such indebtedness during this quarter rather than immediately upon completion of its IPO was to reduce prepayment penalties.

Current Outlook

The company’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.  The company expects revenue for the full year 2017 to be within a range of $21.5 million and $22.5 million, revised upward from previous revenue guidance of a 35% increase over 2016 revenue, which equates to revenue of approximately $21.0 million. The company expects to be operating cash flow positive by the end of 2017 and profitable by the second half of 2018.

Conference Call

ShotSpotter will hold a conference call today, August 8, 2017 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

Date: Tuesday, August 8, 2017

Time: 4:30 p.m. Eastern Daylight Time (1:30 p.m. Pacific Daylight Time)

U.S. dial-in: 1-877-407-9039

International dial-in: 1-201-689-8470

The conference call will be broadcast simultaneously and available for replay via the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 8, 2017.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 13665805

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s overall business, market leadership, total addressable market, expectations regarding future sales and expenses, revenue guidance for 2017 and planned timeline and use of a portion of the net proceeds of the IPO to repay outstanding indebtedness. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to:  the company’s ability to maintain and increase sales; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; and the company’s ability to maintain and enhance its brand.

About ShotSpotter, Inc.
ShotSpotter is the leader in gunshot detection solutions that help law enforcement officials and security personnel identify, locate and deter gun violence.  ShotSpotter is based in Newark, California and offers its solutions on a SaaS-based subscription model to customers around the world, with current customers located in the United States, Puerto Rico, the U.S. Virgin Islands and South Africa.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2017	2016	2017
Revenues	$3,935	$5,836	$6,979	$10,398
Cost of revenues	2,434	2,687	4,631	5,362
Gross profit	1,501	3,149	2,348	5,036

Operating expenses
Sales and marketing	1,335	1,369	2,336	2,477
Research and development	1,038	928	2,186	1,962
General and administrative	558	971	1,106	1,901
Total operating expenses	2,931	3,268	5,628	6,340
Operating loss	(1,430)	(119)	(3,280)	(1,304)
Other expense, net
Remeasurement of convertible preferred stock warrant liability	(551)	(3,725)	(551)	(3,725)
Interest expense, net	(310)	(445)	(611)	(810)
Other expense, net	(7)	(17)	(15)	(28)
Total expense, net	(868)	(4,187)	(1,177)	(4,563)
Net loss	$(2,298)	$(4,306)	$(4,457)	$(5,867)
Net loss per share, basic and diluted	$(1.44)	$(1.16)	$(2.79)	$(2.19)
Weighted average shares used in computing net loss per share, basic and diluted	1,601,005	3,724,760	1,596,279	2,678,787

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31,	June 30,
	2016	2017
Assets
Current assets
Cash and cash equivalents	$3,865	$35,120
Accounts receivable	2,410	3,082
Prepaid expenses and other current assets	567	882
Restricted cash	30	30
Total current assets	6,872	39,114
Property and equipment, net	8,959	10,478
Intangible assets, net	66	68
Other assets	220	164
Total assets	$16,117	$49,824

Liabilities and Stockholders' (Deficit) Equity
Current liabilities
Accounts payable	$1,336	$1,710
Deferred revenue, short-term	10,863	13,933
Accrued expenses and other current liabilities	2,359	2,490
Notes payable, net of current maturities	667	3,000
Total current liabilities	15,225	21,133
Notes payable, net of current maturities and unamortized debt issuance costs	11,012	10,122
Convertible preferred stock warrant liability	1,875	-
Deferred revenue, long-term	3,112	3,127
Other liabilities	24	68
Total liabilities	31,248	34,450

Series B-1 convertible preferred stock	22,075	-

Series A-2 convertible preferred stock	20,000	-

Stockholders' (deficit) equity:
Common stock	8	48
Additional paid-in capital	30,403	108,829
Accumulated deficit	(87,615)	(93,482)
Accumulated other comprehensive loss	(2)	(21)
Total stockholders' (deficit) equity	(57,206)	15,374
Total liabilities and stockholders' (deficit) equity	$16,117	$49,824

ShotSpotter, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2016	2017
Cash flows from operating activities:
Net loss	$(4,457)	$(5,867)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,216	1,408
Stock-based compensation	34	75
Amortization of debt issuance costs	64	84
Remeasurement of convertible preferred stock warrant liability	551	3,725
Changes in operating assets and liabilities:
Accounts receivable	(2,417)	(666)
Prepaid expenses and other assets	4	(201)
Accounts payable	469	(307)
Accrued expenses and other current liabilities	763	(216)
Deferred revenue	3,122	3,049
Net cash (used in) provided by operating activities	(651)	1,084
Cash flows from investing activities:
Purchase of property and equipment	(2,149)	(2,870)
Investment in intangible and other assets	(19)	(24)
Net cash used in investing activities	(2,168)	(2,894)
Cash flows from financing activities:
Proceeds from initial public offering, net of underwriter warrant, commissions and discounts	—	32,426
Proceeds from notes payable	—	1,500
Payment of debt issuance costs	—	(30)
Payments of offering costs	—	(846)
Proceeds from exercise of stock options	12	10
Net cash provided by financing activities	12	33,060
Increase (decrease) in cash and cash equivalents	(2,807)	31,250
Effect of exchange rate on cash and cash equivalents	—	5
Cash and cash equivalents at beginning of year	4,124	3,865
Cash and cash equivalents at end of year	$1,317	$35,120